Exhibit # 5 & 23.2

December 1, 2006

ION Networks, Inc.

120 Corporate Boulevard

South Plainfield, New Jersey 07080

Re:	ION Networks, Inc. - Registration Statement on Form S-8

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) by ION Networks, Inc., a Delaware corporation (the “Company”), relating to 9,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Securities”) to be offered pursuant to the Company’s 2006 Stock Incentive Plan (the “Plan”).

In connection with our opinion, we have examined the Plan and the Registration Statement.  We have also examined originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of the Company, as currently in effect, and relevant resolutions of the Board of Directors of the Company (the “Board”) and of the shareholders of the Company, and we have examined such other documents as we deemed necessary in order to express the opinion hereinafter set forth.

In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with authentic original documents of all of the documents submitted to us as copies.

Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when the Registration Statement has become effective under the Securities Act of 1933, as amended (the “Act”), and the Securities shall have been duly issued in the manner contemplated by the Registration Statement and the Plan, the Securities will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Delaware (including constitutional provisions and case law), and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same.  The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement such opinion should such law be changed by legislative action, judicial action or otherwise.

This opinion letter is being delivered by us solely for your benefit pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.  We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ PITNEY HARDIN LLP

PITNEY HARDIN LLP